EXHIBIT 99.1

                             EMPLOYEE RETENTION PLAN

           Prior to the Effective Time, Tommy Hilfiger Corporation ("Tommy Hilfiger Corp.") shall establish a retention pool in an aggregate amount not to exceed $12,000,000 (the "Retention Pool"). Amounts under the Retention Pool (each such amount, a "Retention Bonus") shall be allocated to the employees of Tommy Hilfiger Corp. and its affiliates designated following the date hereof and prior to the Effective Time by Tommy Hilfiger Corp. (the "Participants"). Both the amounts of the Retention Bonus and the employees to be designated as Participants shall be determined by Tommy Hilfiger Corp. in its sole discretion.

           Each Retention Bonus shall be paid in a lump sum in cash on the first business day to occur on or following the 180th day after the Closing Date (the "Payment Date"), provided that the applicable Participant remains employed by Tommy Hilfiger Corp. or one of its affiliates through such date. Notwithstanding the foregoing, in the event that, subsequent to the Effective Time but prior to the Payment Date, (x) a Participant's employment with Tommy Hilfiger Corp. and its affiliates is terminated by Tommy Hilfiger Corp. (or one of its affiliates) without Cause (as defined in Tommy Hilfiger U.S.A. Inc.'s Severance Pay Plan (the "Severance Plan")), (y) a Participant resigns for Good Reason (as defined in the Severance Plan), or (z) a Participant's employment is terminated due to death or Disability (as defined in the Severance Plan), the Participant shall be paid his or her Retention Bonus on the date of such termination. If, however, prior to the Payment Date, a Participant resigns without Good Reason or is terminated by Tommy Hilfiger Corp. (or one of its affiliates) for Cause, the Participant shall forfeit his or her Retention Bonus. The Participant shall also immediately forfeit his or her Retention Bonus in the event the Participant's employment terminates or is terminated for any reason prior to the Effective Time. Any portion of the Retention Pool that is forfeited prior to the Effective Time may be reallocated by Tommy Hilfiger Corp. prior to the Effective Time to remaining Participants or to other key employees as Tommy Hilfiger Corp. may determine.

           Each grant of a Retention Bonus will be evidenced by a written notice to the applicable Participant from Tommy Hilfiger Corp., to be delivered as soon as reasonably practicable following the date hereof, substantially in the form attached hereto as Exhibit A of this Section 5.5(b)(i) of the Company Disclosure Schedule.

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                                    EXHIBIT A

                                  [LETTERHEAD]

                                                              [         ], 200_

                               RE: RETENTION BONUS

Dear [Employee]:

           As you know, Tommy Hilfiger Corporation ("Tommy Hilfiger Corp.") has entered into a merger agreement (the "Merger Agreement") with [ ] ("Parent") contemplating a merger (the "Merger") of a wholly-owned subsidiary of Parent with and into Tommy Hilfiger Corp. We believe that the Merger will be extremely beneficial to the shareholders of Tommy Hilfiger Corp., as well as to the employees of Tommy Hilfiger Corp. and its affiliates (the "Company"). However, we understand that the Merger may create uncertainty for our employees during the months that the transaction is pending completion. Because retention of key employees of the Company is an essential consideration for Tommy Hilfiger Corp. during this period, we are providing you with this letter (the "Retention Letter").

       This Retention Letter provides that on the date that is the first business day on or after the 180th day after the consummation of the Merger (the "Payment Date"), you will receive a lump sum cash payment in an amount set forth on Schedule A ("Retention Bonus"), subject to your continued employment with the Company through the Payment Date.

      Notwithstanding the foregoing, in the event that, subsequent to consummation of the merger but prior to the Payment Date, your employment is terminated by the Company without Cause (as defined in the Company's Severance Pay Plan (the "Severance Plan")), you resign for Good Reason (as defined in the Severance Plan), or your employment with the Company is terminated due to your death or Disability (as defined in the Severance Plan), you shall be paid the Retention Payment as soon as practicable following the date of such termination. If, however, at any time prior to the Payment Date, you resign without Good Reason or are terminated by the Company for Cause (or if your employment terminates for any reason prior to consummation of the Merger), you will immediately forfeit your Retention Bonus. You will also immediately forfeit your Retention Bonus in the event your employment terminates or is terminated for any reason prior to the consummation of the merger.

      The obligation of Tommy Hilfiger Corp. to provide the benefits provided for in this Retention Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Tommy Hilfiger Corp. or Parent may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the benefits to be provided to you under any of the provisions of this Retention Letter.

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      You acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company, your employment is "at will" and may be terminated by either you or the Company at any time and for any reason.

      This Retention Letter shall be binding upon any successor of Tommy Hilfiger Corp. or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that Tommy Hilfiger Corp. would be obligated under this letter if no succession had taken place. The term "Company," as used in this Retention Letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

      This Retention Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

      We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this Retention Letter and return it to [ ] as soon as practicable.


                                Very truly yours,




                               By:
                                  --------------------------------------------
                               Title:
                                     -----------------------------------------
Accepted and Acknowledged: